Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts”, “Risk Factors”, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and to the use of our report dated March 8, 2017 (except for the 7th paragraph of Note 1 regarding the reverse stock split, as to which the date is January 12, 2018) in the Registration Statement (Form S-1 No. 333-222553) and the related Prospectus of Tandem Diabetes Care, Inc. for the registration of 13,513,514 shares of its common stock.

/s/ Ernst & Young LLP

San Diego, California

January 27, 2018